Exhibit (a)(1)

                        VOCALTEC COMMUNICATIONS LTD.

           OFFER TO EXCHANGE ALL EXISTING OPTIONS FOR NEW OPTIONS

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THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., LOCAL TIME IN YOUR
PRINCIPAL PLACE OF EMPLOYMENT, ON AUGUST 3, 2001, UNLESS THE OFFER IS
EXTENDED.

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         VocalTec Communications Ltd. is offering eligible employees the opportunity to exchange all outstanding and unexercised options, referred to as the "existing options," to purchase ordinary shares, par value NIS
0.01 per share, of VocalTec, referred to as the "ordinary shares," which were granted under VocalTec's 1996 Stock Option and Incentive Plan, 1997 Stock Option and Incentive Plan, 1998 and 1999 Stock Option and Incentive Plans, and 2000 Master Option Plan, collectively referred to as the "option plans," for new options to purchase ordinary shares, referred to as "new options," under the option plans under which they were issued. VocalTec is making this offer upon the terms and subject to the conditions described in this "Offer to Exchange," the related memorandum from VocalTec dated July 5, 2001, the Election Form and the Form of Notice of Change in Election, which together, as they may be amended from time to time, constitute the "Offer."

         Existing options that are duly tendered for exchange and accepted by VocalTec will be cancelled and in exchange for such cancelled options, we will issue new options to purchase a number of ordinary shares equal to eighty percent (80%) of the number of shares that are issuable upon exercise of the options that the employee tendered and that we accepted for exchange, rounded to the nearest decimal. Subject to the terms and conditions of this Offer, we will grant the new options after the expiration of at least 186 days following the date we cancel the options accepted for exchange. You may tender all or any part of any individual unexercised option grant. All tendered options accepted by VocalTec through the Offer will be cancelled promptly after 5:00 p.m., local time in your principal place of employment, on the date the Offer expires. The Offer is currently scheduled to expire on August 3, 2001, referred to as the "expiration date," and we expect to cancel options on August 6, 2001, or as soon as possible thereafter, which date is referred to as the "cancellation date." IF YOU TENDER ANY EXISTING OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL EXISTING OPTIONS THAT YOU RECEIVED DURING THE SIX MONTH PERIOD PRIOR TO THE CANCELLATION DATE.

         This Offer is not conditioned upon a minimum number of existing options being tendered for exchange. Participation in the Offer is completely voluntary. This Offer is subject to the conditions described in
Section 7 of "The Offer."

         You can participate in the Offer if you are an eligible employee of VocalTec or one of its subsidiaries. In order to receive a new option pursuant to this Offer, you must continue to be an employee as of the date on which the new options are granted, which will be after the expiration of at least 186 days from the cancellation date.

         If you tender existing options for exchange as described in the Offer, then, subject to the terms of this Offer, we will grant you new options under one of the option plans as determined by VocalTec in its sole discretion, and they will be subject to all the terms, conditions, laws, rules and regulations applicable to the option plan under which they are granted, including, where applicable, any relevant holding periods, for tax or other reasons.

         The exercise price per share of the new options will generally be 100% of the fair market value of the shares on the date of grant, which will be equal to the closing price of the ordinary shares reported by the Nasdaq National Market, referred to as "Nasdaq," prior to the date of grant.

         The vesting schedule for all new options granted in this program will be as follows: (a) 34% of the new options will vest six (6) months after the date of grant of the new options; and (b) 8.25% of the new options will vest every three (3) months thereafter; provided that the optionee is and has been an employee of VocalTec or a subsidiary during the vesting period.

         Although VocalTec's board of directors has approved the Offer, neither VocalTec nor its board of directors make any recommendation as to whether you should tender any or all of your options existing options for exchange. The decision to tender is an individual one based on a variety of factors. You must make your own decision whether or not to tender your existing options, and you should consult with your personal advisors if you have questions about your financial or tax situation.

         VocalTec's ordinary shares are traded on Nasdaq under the symbol "VOCL." On July 3, 2001, the closing price of the ordinary shares reported on Nasdaq was $1.844 per share.

         WE RECOMMEND THAT YOU OBTAIN AND EVALUATE CURRENT MARKET QUOTES FOR THE ORDINARY SHARES, AMONG OTHER FACTORS BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION IN THE UNITED STATES, THE ISRAELI SECURITIES AUTHORITY, OR ANY OTHER SECURITIES AUTHORITY, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY OTHER SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about this Offer or requests for assistance or for additional copies of the Offer to Exchange, the memorandum from VocalTec dated July 5, 2001, the Election Form and the Form of Notice of Change in Election to VocalTec's Director of Human Resources, Galia Bachar, at telephone number (+972) 9-970-8510, fax number (+972) 9-970-7868.


                                 IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to the Director of Human Resources, Galia Bachar, before 5:00 p.m., local time in your principal place of employment, on the date the Offer expires.

         We are not making this Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER ANY OR ALL OF YOUR EXISTING OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM VOCALTEC DATED JULY 5, 2001, ELECTION FORM AND THE FORM OF NOTICE OF CHANGE IN ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.




                             TABLE OF CONTENTS
                                                                         Page
Summary Term Sheet                                                        14
Certain Risks of Participation in the Offer                               21
Introduction                                                              23
The Offer                                                                 25
1.    Eligibility                                                         25
2.    Number of Options; Expiration Date                                  25
3.    Purpose of the Offer                                                26
4.    Procedures for Tendering Options                                    26
5.    Withdrawal Rights and Change in Election                            27
6.    Acceptance of Options for Exchange and Cancellation
        and Issuance of New Options                                       27
7.    Conditions of the Offer                                             28
8.    Price Range of Ordinary Shares                                      30
9.    Source and Amount of Consideration; Terms of New Options            31
10.   Information Concerning VocalTec                                     34
11.   Interests of Directors and Officers; Transactions
       and Arrangements Concerning the Options                            34
12.   Status of Options Acquired by Us in the Offer; Accounting
        Consequences of the Offer                                         34
13.   Legal Matters; Regulatory Approvals                                 35
14.   Material U.S. Federal Income Tax Consequences                       35
15.   Material Tax Consequences for Employees Who Are Residents in
      Israel                                                              37
16.   Material Tax Consequences for Employees Who Are Residents in
      Countries Other than the U.S. or Israel                             37
17.   Extension of Offer; Termination; Amendment                          40
18.   Fees and Expenses                                                   40
19.   Additional Information                                              41
20.   Forward Looking Statements; Miscellaneous                           41

Schedule A  Information Concerning the Directors and Executive Officers
            of VocalTec Communications Ltd.                               43



                             SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this Offer. However, this summary may be incomplete or may not contain all the information that is important to you. We urge you to carefully read this entire Offer to Exchange and the accompanying memorandum from VocalTec dated July 5, 2001, the Election Form and the Form of Notice of Change in Election, in order to better understand the terms of this Offer. We have made references to the relevant sections of this Offer to Exchange where you will find a more detailed description of the topics in this summary.

1.       WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all unexercised options to purchase ordinary shares of VocalTec, held by eligible employees, for new options which we will grant under such plan as determined by VocalTec in its discretion. An unexercised option is an option to purchase ordinary shares which you were granted but have not yet exercised, regardless of whether it is vested or not. We will grant you new options to purchase ordinary shares in an amount equal to eighty percent (80%) of the number of options that you tender under the Offer and we accept for exchange. The exercise price per share of the new options will be one hundred percent (100%) of the fair market value of the ordinary shares on the date of grant, which will be equal to the closing price of the ordinary shares last reported by Nasdaq on the date of grant. (See Section 2 of "The Offer.")

2.       WHO IS ELIGIBLE TO PARTICIPATE?

         Employees are eligible to participate if they are employees of VocalTec Communications Ltd. or one of VocalTec's subsidiaries as of the date the Offer commences and on the date on which the tendered options are cancelled. In order to receive a new option, you must remain an employee until the date the new options are granted, which will be at least 186 days after the cancellation date.

         Eligible employees in all locations are entitled to participate in this Offer. However, we are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. (See Section 1 of "The Offer.")

3.       WHY ARE WE MAKING THE OFFER?

         We believe that granting stock options to employees provides them with certain ownership rights in VocalTec, strengthens their motivation and their identification with VocalTec's activities and success, and emphasizes the connection between their individual performance and VocalTec's overall achievements. The Offer enables us to offer eligible employees an incentive to stay with VocalTec since many of our employees' existing options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. In making this Offer to Exchange existing options for new options that will have an exercise price equal to the fair market value of the ordinary shares on the grant date of the new options, it is our goal to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (See Section 3 of "The Offer.")

4.       WHAT ARE THE CONDITIONS TO THE OFFER?

         The Offer is subject to a number of conditions, including the conditions described in Section 7 of "The Offer." The Offer is not, however, conditioned on a minimum number of existing options being tendered. Participation in the Offer is completely voluntary. (See Section 7 of "The Offer.")

5. ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

         To be granted new options under the Offer and under the terms of the applicable option plan, you must be employed by VocalTec or one of its subsidiaries both on the date this Offer expires, and on the date the new options will be granted.

         Subject to the terms of this Offer, we will not grant the new options for at least 186 days after the date we cancel all options accepted for exchange from employees of VocalTec or one of its subsidiaries under this Offer. You will not receive any other options or other consideration in exchange for your tendered options that have been cancelled. (See Section 7 of "The Offer.")

6.       HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED
         OPTIONS?

         Subject to the terms of this Offer, we will grant you new options to purchase shares in an amount equal to eighty percent (80%) of the number of options that you tender under the Offer and we accept for exchange, rounded to the nearest decimal. The exact number of existing options that you have now, and that you would have if you tender all such existing options under this Offer, is set forth in the enclosed Election Form. New options will be granted under one of the option plans as determined by VocalTec in its discretion. All new options will be subject to a new stock option agreements that you will execute with us before receiving new options. The new options will be subject to the terms and conditions of the respective option plans and the stock option agreements in effect at that time. (See Section 2 of "The Offer.")

7.       WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

         We will not grant the new options before the expiration of at least 186 days following the date we cancel the existing options accepted for exchange. We expect to grant the new options by February 23, 2002. You must be an employee on the date we will grant the new options in order to be eligible to receive them. (See Section 6 of "The Offer.")

8. WHY WILL YOU NOT RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options on any date which is earlier than 186 days after the date we cancel the existing options accepted for exchange, we would be subject to burdensome accounting charges. The result would be that, for financial reporting purposes, we would have to treat the new options as variable awards. This means that we would have to report the non-cash accounting impact of decreases and increases in VocalTec's share price as a compensation expense for the new options issued under this Offer. We would have to continue reporting this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our ordinary shares would be, the greater the compensation expense we would have to report. By setting the grant date of the new options to occur at least 186 days following the date we cancel the existing options accepted for exchange, we believe we will not have to treat the new options as variable awards. (See Section 6 of "The Offer.")

9. IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

         No. If we accept the existing options you tender in the Offer, you will not receive other option grants before receiving your new options. If we decide to offer you, at our sole discretion, any other options, separately and not in connection with this Offer, we may not grant them to you before the grant date of your new options under this Offer. We may defer the grant date of such other options, if we believe we should do so in order to avoid incurring compensation expenses against our earnings because of accounting rules that could apply to these interim option grants as a result of this Offer. If you decide to tender any of your options, then you must tender all of the options that were granted to you during the six month period prior to the cancellation of any tendered options.
(See Section 9 of "The Offer.")

10.      WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED
         OPTIONS?

         Yes. Once we have accepted existing options tendered by you, these existing options will be cancelled and you will no longer have any rights under those existing options to the extent they were tendered and cancelled, even if such options were vested. (See Section 12 of "The Offer.")

11.      WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price per share of the new options will generally be one hundred percent (100%) of the fair market value of the ordinary shares on the date of grant, which will be equal to the closing price of the ordinary shares last reported by Nasdaq prior to the date of grant. The date of grant of the new options will be a business day that is at least 186 days following the date we cancel the options accepted for exchange under this Offer. Consequently, it is not possible for us to presently predict the exercise price of the new options, and the new options may have a higher, equal or lower exercise price than some or all of your existing options. We recommend that you obtain and evaluate current market quotes for our ordinary shares, among other factors, before deciding whether or not to tender your existing options. (See Section 9 of "The Offer.")

12.      WHEN WILL THE NEW OPTIONS VEST?

         The vesting schedule for all new options granted under this Offer will be as follows: (a) 34% of the new options will vest six (6) months after the date of grant of the new options; and (b) 8.25% of the new options granted will vest every three (3) months thereafter; provided that the optionee is and has been an employee of VocalTec or a subsidiary during the vesting period. The vesting schedule for your existing options not tendered for exchange under the Offer will remain unchanged and options other than those granted under this Offer will contain VocalTec's standard vesting schedule. Regardless of whether the options you tender for exchange are unvested or partially or fully vested, the new options you receive will be subject only to the new vesting schedule as detailed above. (See Section 9 of "The Offer.")

13.      WHAT IF WE EFFECT A MERGER, CHANGE IN CONTROL OR OTHER SIMILAR
         TRANSACTION?

         In the event that prior to the expiration of the 186 day period there shall be a sale of all or substantially all of the Company's shares or assets or a merger of the Company with another entity as a result of which a majority of the Company's shares will be held by persons other than the Company's shareholders prior to the merger, the Company will seek to include in such transaction a provision that will maintain the value of the benefit of the entitlement to the New Options at a fair value as determined by the Company's Board of Directors. In addition, the new options will be subject to the same vesting schedule as if such transaction did not occur, unless otherwise stated in your stock option agreement.

14. ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS ALTHOUGH YOUR EXISTING OPTIONS WERE CANCELLED?

         Yes, if the grant of new options in exchange for your tendered options is prohibited by any applicable law. We do not currently believe that we are prohibited by any law or regulation from granting such new options. We intend to take reasonable measures to avoid such legal or regulatory prohibition, however, we will not grant new options to you if we are prohibited from doing so. (See Section 7 of "The Offer.")

         In addition, as mentioned above, if for any reason you are no longer employed by VocalTec or one of its subsidiaries on the date we grant the new options, you will not be entitled to receive any new options under this Offer. (See Section 9 of "The Offer.")

15. IF YOU CHOOSE TO TENDER AN OPTION GRANT WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION GRANT?

         No. We will accept tenders of partial option grants, in any amount. This means you may tender all or some of the options granted in any individual option grant you were granted whether vested or not, to the extent it is unexercised.

16. WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Your existing options that will not be tendered and accepted for exchange under this Offer will not be affected by this Offer at all. Existing options that you choose not to tender for exchange or existing options that we do not accept for exchange will remain outstanding and retain their current exercise price and current vesting schedule until exercised or until they expire in accordance with their terms.

17.      WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS UNDER
         THE OFFER?

         If you choose to tender your current options in exchange for new options, you should not be required at the time of exchange to recognize income under current U.S. federal laws for income tax purposes or, if you are working in Israel, for income tax purposes under current Israeli tax laws. In addition, you will not be required to recognize income, as of the grant date of the new option, under current U.S. federal laws for income tax purposes or, if you are working in Israel, for income tax purposes under current Israeli tax laws. For employees residing in countries outside the United States or that reside both in and outside of the United States, we recommend that you consult with your own tax advisor to determine that tax and social insurance consequences of this Offer under the laws of the country in which you live and work. (See Sections 14, 15 and 16 of "The Offer.")

18.      IF YOUR EXISTING OPTIONS ARE INCENTIVE STOCK OPTIONS,
         WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

         If one or more of the options you tender for exchange are incentive stock options, you will receive new options that are treated as incentive stock options as to the eighty percent (80%) of the number of shares covered by the incentive stock options you tendered, but only to the extent allowed under the Internal Revenue Code of 1986, as amended (the "Tax Code"). Under the Tax Code, options can only qualify as incentive stock options to the extent that the fair market value of shares as to which the options become exercisable for the first time during any calendar year does not exceed $100,000, based on the fair market value of a share on the date of grant of the option (the fair market value will be equal to the exercise price of the option). Therefore, whether the Tax Code limitation may be exceeded with respect to any incentive stock options you tender depends upon the number of shares subject to the incentive stock option you tender, the fair market value of the shares on the date of grant of the new options you receive in exchange, and the vesting schedule that applies to the new options, among other factors. As noted above, new options will be vested as follows: (a) 34% of the new options will vest six (6) months after the date of grant of the new options; and (b) 8.25% of the new options granted will vest every three (3) months thereafter; provided you remain an employee. To the extent that the Tax Code's incentive stock option limitation is exceeded, the new options will be treated as nonqualified stock options under the option plans. The tax consequences associated with incentive stock options and nonqualified stock options are discussed further in the Risks of Participation in the Offer section. (See
Section 14 of "The Offer.")

19. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

         This Offer will expire on August 3, 2001, at 5:00 p.m., local time in your principal place of employment, unless we extend it. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will notify you of such extension by individual or public announcement of the extension. (See Sections 2 and 17 of "The Offer.")

20.      HOW DO YOU TENDER YOUR OPTIONS?

         In order to tender your options you must properly fill out and execute the Election Form and any other documents required by the Election Form. You must deliver the Election Form and all related documentation to Galia Bachar, Director of Human Resources, by hand delivery or fax no later than August 3, 2001 before 5:00 p.m., local time in your principal place of employment. You will not be able to participate in this Offer if you miss this deadline and we intend to strictly impose this tender offer period. Subject to our rights to extend, terminate and amend the Offer, we presently anticipate that we will accept all properly tendered options submitted within the tender offer period, promptly after the expiration of the Offer. We do, however, reserve the right to reject any or all tenders of options that we determine are not submitted in appropriate form or that we determine are unlawful to accept. (See Section 4 of "The Offer.")

21. HOW AND DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your previously tendered existing options by delivering to us, by hand delivery or fax to Galia Bachar, Director of Human Resources, the Form of Notice of Change in Election and any additional required documentation required by the Form of Notice of Change in Election. You may deliver this form and withdraw your tendered options at any time before the Offer expires. If we extend the Offer, you may deliver the form and withdraw your tendered options at any time until the extended expiration of the Offer. Once you have withdrawn, you may re-tender existing options only by again following the delivery procedures described above. (See Section 5 of "The Offer.")

22.      CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

         Yes, you may change your election regarding particular tendered options at any time before the Offer expires. In order to change your election, you must deliver to us via hand delivery or fax to Galia Bachar, Director of Human Resources, a new Election Form, which includes the information regarding your new election, and is clearly dated after you original Election Form. You should also clearly indicate that the new Election Form replaces a previous one. (See Section 5 of "The Offer.")

23.      WHEN WILL YOUR NEW OPTIONS EXPIRE?

         Your new options will expire ten (10) years from the date of grant, or earlier if your employment with VocalTec, or any of its subsidiaries, terminates and otherwise in accordance with the terms of the respective option plan under which the new options are granted. (See
Section 9 of "The Offer.")

24.      WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Neither we nor our Board of Directors make any recommendation as to whether you should tender any or all of your existing options under this Offer. Furthermore, we cannot predict whether you will still be employed by VocalTec or its subsidiaries on the date of grant or what the exercise price of your new options will be. You must make your own decision whether or not to tender existing options and bear the risks involved in such tender. We urge you to consult with your own legal counsel, tax advisor, accountant and/or financial advisor, and take all risks associated with this Offer into account.

25.      WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance regarding this Offer, you should contact Galia Bachar, Director of Human Resources, at telephone number (+972) 9-970-8510, fax number (+972) 9-970-7868.

         THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH VOCALTEC REMAINS "AT WILL" EMPLOYMENT AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR VOCALTEC, WITH OR WITHOUT CAUSE, OR OTHERWISE SUBJECT TO THE TERMS OF YOUR EMPLOYMENT AGREEMENT.


                    RISKS OF PARTICIPATION IN THE OFFER

         Participation in the Offer involves a number of potential risks, including those described below. This list sets forth some of the potential risks in participating in the Offer. As this list is not complete, Offer participants should carefully consider these and other risks set forth in the memorandum from VocalTec dated July 5, 2001, the Election Form and the Form of Notice of Change in Election, and VocalTec strongly recommends that participants consult with investment and tax advisors before deciding whether to participate in the Offer. The list of risks does not include certain risks that may apply to employees who live and work outside of the United States.

ECONOMIC RISKS

1. Participants in the Offer will be ineligible to receive option grants until February 8, 2001 at the earliest.

2. Your cancelled existing options may be worth more than the new options.

         If the per share price of VocalTec's ordinary shares increases after the date your tendered options are cancelled, your cancelled options may be worth more than the new options that you have received in exchange for them. For example, if you cancel options with a $23 exercise price and VocalTec's share price reaches $30 when the replacement grants are made, your new options will have a higher exercise price than the cancelled options.

3. If you cease being an employee prior to the new options grant date, you will not receive new options.

         Cancelled options are cancelled permanently. Therefore, if you cease being an employee for any reason prior to the grant of the new options, you will receive neither the cancelled options nor the new options.

U.S. RESIDENTS TAX RISKS

1. Your new options may be incentive stock options as to fewer shares than your cancelled options, with the difference treated as nonqualified stock options.

         If one or more of your cancelled options was an incentive stock option, your new options will be incentive stock options as to 80% of the number of shares covered by such incentive stock option, except to the extent that the Tax Code limits the number of shares as to which the new options may be treated as incentive stock options. For options to qualify as incentive stock options, the fair market value of shares as to which the option first becomes exercisable by the option holder in any calendar year cannot exceed $100,000, based on the fair market value of the shares on the date of grant (the fair market value will be the same as the option exercise price). It is possible that by participating in this exchange, the new options to be granted to you in exchange for one or more incentive stock options you tender will exceed this limit. In such event, the excess will be granted as nonqualified stock options. In general, nonqualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange.

2. Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

         We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of your stock options (or sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program with respect to some or all of the options you hold. However, with respect to any incentive stock options that you do not tender, it is possible that the IRS could seek to treat the option exchange program as resulting in a "modification" of such options. A successful assertion by the IRS of this position could cause any incentive stock options not tendered to be treated as nonqualified stock options and/or change the "date of grant" of such options under the Tax Code for purposes of determining how long shares acquired upon exercise of such options must be held in order to receive favorable tax treatment under the tax rules applicable to incentive stock options.

BUSINESS RELATED RISKS

         For a description of risks related to VocalTec's business, please see Section 20 of this Offer to Exchange.



                                INTRODUCTION

         VocalTec Communications Ltd. is offering all eligible employees the opportunity to exchange all existing options to purchase ordinary shares of VocalTec, whether vested or unvested, for new options to be granted under VocalTec's 1996 Stock Option and Incentive Plan, 1997 Stock Option and Incentive Plan, 1998 Stock Option and Incentive Plan, 1999 Stock Option and Incentive Plan and 2000 Master Stock Option Plan, referred to as the "option plans," as determined by the Board of Directors in its sole discretion. An "eligible employee" is any employee of VocalTec or its subsidiaries who is an employee of VocalTec as of the date the Offer commences and as of the date the tendered options are cancelled, and who holds vested or unvested options to purchase ordinary shares of VocalTec as of the date of this Offer.

         VocalTec is making this Offer upon the terms subject to and the conditions set forth in this Offer to Exchange and in the related memorandum from VocalTec dated July 5, 2001, the Election Form and the Form of Notice of Change in Election, which collectively constitute the "Offer." The Offer is subject to the conditions set forth in Section 7 of this Offer to Exchange.

         The number of shares under the new options to be granted to each eligible employee will be eighty percent (80%) of the number of tendered options. Subject to the terms and conditions of this Offer, VocalTec will grant the new options on or after the first business day following the expiration of at least 186 days after the cancellation date of all the existing options accepted for exchange. Each eligible employee will be entitled to tender all or any portion of the existing options for all or a portion of the unexercised options, whether vested or unvested, granted to such employee under any option grant. All tendered options accepted by VocalTec through the Offer will be cancelled following the date the Offer expires, referred to the "cancellation date."

         If you tender any options for exchange, you will be required to tender all options that you received during the six month period immediately prior to the cancellation date. As VocalTec anticipates the cancellation date to be August 6, 2001 if you participate in the Offer, you will be required to tender all options granted to you since February 6, 2001, six months earlier.

         The exercise price for the new options to be granted will be the closing price of the ordinary shares last reported by Nasdaq prior to the date of grant. The exercise price may be higher in any jurisdiction where a higher price is required in order to qualify such options for favorable tax or accounting treatment.

         The new options will vest and will become exercisable during a period of two and a half (2 1/2) years, in accordance with the following schedule: (a) 34% of the new options will vest six (6) months after the date of grant of the new options; and (b) 8.25% of the new options grant will vest every three (3) months thereafter; provided that on each vesting date the employee is still employed by VocalTec or its subsidiaries. The vesting schedule for options that are not tendered will remain unchanged.

         As of June 30, 2001, options to purchase approximately 3,271,344 of our shares were granted and unexercised of which options to purchase approximately 3,100,406 of our shares, constituting approximately 95%, were held by eligible employees.



                                 THE OFFER

1.       Eligible Employees

         An "eligible employee" is any employee of VocalTec or its subsidiaries who is an employee of VocalTec as of the date the Offer commences and as of the date the tendered options are cancelled, and who holds vested or unvested options to purchase ordinary shares of VocalTec as of the date of this Offer. However, this Offer is not valid in any jurisdiction in which the Offer or the acceptance of any of options would not be in compliance with the laws of that jurisdiction.

2.       Number of Options; Expiration Date

         Subject to the terms and conditions of this Offer, VocalTec will exchange in return for new options all or a portion of outstanding, unexercised options held by eligible employees that are validly tendered before the expiration date of the Offer. An eligible employee who tenders any option for exchange will be required to also tender all existing options issued to such employee during the six month period immediately prior to the cancellation date, which is currently anticipated to be August 6, 2001. Accordingly, if an eligible employee participates in the Offer, the employee will be required to tender all options granted to the employee since February 6, 2001.

         Options that are tendered by an eligible employee and accepted by VocalTec for exchange will be cancelled, and the employee will be entitled to receive new options to purchase ordinary shares, subject to adjustments for any stock splits, stock dividends and similar events. The number of shares under the new options to be granted to each eligible employee will be eighty percent (80%) of the number of tendered options. All new options will be subject to the terms of an applicable option plan as determined by VocalTec in its discretion. In addition, all new options will be subject to the terms and conditions of a new stock option agreement between VocalTec and each eligible employee. If your employment with VocalTec or its subsidiaries is terminated for any reason, whether by reason of resignation, termination of employment, or death prior to the date of the new option grant, then you will not receive any new options or other consideration in exchange for your cancelled options.

         The term "expiration date" means 5:00 p.m., local time in your place of employment, on August 3, 2001, or any other extended date that may be set by VocalTec. If we extend the period of time during which the Offer remains open, the term "expiration date" will refer to the latest time and date of which the Offer expires. See Section 17 of this Offer to Exchange for a description of VocalTec's rights to extend, delay, terminate and amend the Offer.

         VocalTec will inform you in writing if (i) we increase or decrease the consideration offered for the option, or (ii) we decrease the number of options eligible to be tendered in the Offer. In such event, we will extend the Offer so that the Offer is open at least ten (10) business days following such notice. As used in this Offer, a "business day" means Monday through Friday, except for U.S. federal holidays.

         We will also inform you in writing of any other material change in the information contained in this document.

3.       Purpose of the Offer

         We believe that retention of our employees is critical to our success, and we believe that there is great significance in maintaining the equity incentive of our employees. This Offer enables eligible employees to exchange options that are exercisable at a price that is above the current market price, which we believe are unlikely to be exercised in the foreseeable future, for new options with an exercise price equal to the market value of the ordinary shares on the grant date.

         However, there is a risk that the new options may have a higher exercise price than some or all of the cancelled options, given that the new options will not be granted until at least 186 days after the cancellation date. (See "Risks")

         Therefore, neither VocalTec nor its Board of Directors make any recommendation as to whether or not an eligible employee should tender any options. VocalTec has not authorized any person to make any recommendation as to whether or not you should tender your options through the Offer, nor to provide any information or to make any representation contained in this document and in the related memorandum. We strongly urge you to evaluate carefully all of the information in this Offer to Exchange and to consult independent investment and tax advisors.

4.       Procedures for Tendering Options.

         Making Your Election. To make your election to accept or reject this Offer, you must make your election, sign and deliver the Election Form and any other required documents to Galia Bachar, Director of Human Resources, before the expiration date. We will only accept a paper copy of your Election Form. Delivery by e-mail will not be accepted. You do not need to return your stock option letter agreements for your existing options to effectively elect to accept the Offer.

          THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, NOTICE OF CHANGE IN ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTATION IS AT YOUR RISK.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of ordinary shares subject to existing options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Forms of Notice of Change in Election. We may reject any or all Election Forms, and Forms of Notice of Change in Election if we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered existing options. Otherwise, we will accept properly and timely tendered existing options that are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form or Form of Notice of Change in Election with respect to any particular options or any particular option holder. No existing options will be accepted until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the tender of any options, and no one will be liable for failing to give notice of any defects or irregularities.

         Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you return your eligible options according to the procedures described above, you will be deemed to have accepted the terms and conditions of the Offer. However, only our acceptance of eligible options that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

         Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered existing options that have not been validly withdrawn.

5.       Withdrawal Rights and Change in Election

         You may only change your election by following the procedures described in this Section 5. We will only accept a paper copy of your change in election. Delivery by e-mail will not be accepted.

         You may change your election at any time before the expiration date of the Offer. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer.

         To change your election, you must deliver a Form of Notice of Change in Election to Galia Bachar, Director of Human Resources, before the Offer expires. The Form of Notice of Change in Election must be signed by you, have your name and employee number on it, and must clearly indicate whether you elect to accept or reject the Offer.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any change in election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of the Form of Notice of Change in Election. Our determinations of these matters will be final and binding.

6. Acceptance of Options for Exchange and Cancellation and Issuance of New options.

         Upon the terms and subject to the conditions of this Offer and as promptly as practicable following the expiration date, we will accept for exchange and cancellation all existing options properly tendered and not validly withdrawn before the expiration date. Once the existing options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be August 6, 2001, and you will be granted new options on or after the first business day after the expiration of 186 days after the date we cancel the options accepted for exchange but no later than February 23, 2002. Thus, subject to the terms and conditions of this Offer, all options properly tendered for exchange by or before August 3, 2001 will be cancelled on August 6, 2001. You will be granted new options no earlier than 186 days after the Cancellation Date and no later than February 23, 2002. If we accept and cancel options properly tendered for exchange after August 3, 2001 the period in which the new options will be granted will be similarly delayed.

         If we accept existing options that you tender in the Offer, we will defer any grant to you of other options for which you may be eligible before the new option grant date until after the new option grant date, so that you are granted no new options for any reason until at least 186 days have expired after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the Offer.

         Your new options will entitle you to purchase eighty (80%) percent of the number of shares that you tendered under an option and we accepted for exchange, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of VocalTec or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this Offer.

         We will accept partial tenders of your eligible option grants, which means that you may tender all or a portion of any unexercised existing options. In addition, if you tender any option for exchange, you will be required to also tender all options that you received during the six month period prior to the cancellation of your tendered options. We currently expect to cancel all tendered options on August 6, 2001, which means that if you participate in the Offer, you will be required to tender all options granted to you since February 6, 2001.

         For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to our Human Resources Department, or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn.

7.       Conditions of the Offer

         VocalTec will not accept any existing options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after July 5, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

      o There will have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to VocalTec.

      o There will have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or VocalTec, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                   (1) Make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that other wise relates in any manner to the Offer;

                   (2) Delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                   (3) Materially impair the contemplated benefits of the Offer to VocalTec; or

                   (4) Materially and adversely affect VocalTec's business, condition (financial or other), income, operations or prospects or materially impair the contemplated benefits of the Offer to VocalTec;

      o There will have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purpose;

      o A tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for VocalTec, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we learn that:

                  (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding ordinary shares of VocalTec, or any new group will have been formed that beneficially owns more than 5% of the outstanding shares ordinary shares of VocalTec, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 5, 2001;

                  (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 5, 2001, has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding ordinary shares; or

                  (3) any person, entity or group will have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities;

      o Any change or changes will have occurred in VocalTec's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to VocalTec or may materially impair the contemplated benefits of the Offer to VocalTec.

         The conditions to the Offer are for VocalTec's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.       Price Range of Ordinary Shares

         The ordinary shares underlying your options are currently traded on Nasdaq under the symbol "VOCL." The following table shows, for the period indicated, the high and low sales prices per share of our ordinary shares as reported by Nasdaq.

                                             High              Low

FISCAL YEAR 2001
Quarter ended March 30, 2001                $3.969            $3.813
Quarter ended June 29, 2001                  4.000             1.859
Quarter ending September 30, 2001
(through July 3, 2001)                       2.156             1.828

FISCAL YEAR 2000
Quarter ended March 31, 2000                53.250            14.938
Quarter ended June 30, 2000                 29.250            12.500
Quarter ended September 30, 2000            26.500             9.500
Quarter ended December 31, 2000             10.750             3.500


FISCAL YEAR 1999
Quarter ended March 31, 1999                17.250            10.188
Quarter ended June 30, 1999                 14.375             9.625
Quarter ended September 30, 1999            15.813             8.000
Quarter ended December 31, 1999             19.750             9.875

         As of July 3, 2001, the last reported sale price during regular trading hours of our ordinary shares, as reported by Nasdaq, was $1.844 per share.

         We recommend that you obtain current market quotations for our ordinary shares before deciding whether to elect to exchange your options.

9.       Source and Amount of Consideration; Terms of New Options

         Consideration. We will issue new options to purchase ordinary shares under one of our option plans in exchange for the existing options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be eighty (80%) percent of the number of shares under the unexercised options tendered by the option holder and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all existing options from eligible employees, subject to the terms and conditions of this Offer we will grant new options to purchase a total of approximately 2,612,325 ordinary shares. The ordinary shares issuable upon exercise of the new options will equal approximately 17.72% of the total ordinary shares outstanding as of July 5, 2001.

         Terms of New Options. A new stock option agreement will be entered into between VocalTec and each option holder with respect to any new options to be issued under the Offer. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders, except with respect to: the number of ordinary shares that may be purchased under the option; the exercise price; the date that vesting and exercisability begins; the vesting period; the expiration date, and as otherwise specified in this Offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the cancelled options. The issuance of new options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options. In addition, because we will not grant new options until at least 186 days after the date we cancel all the options accepted for exchange, the new options may have a higher exercise price than some or all of the tendered options, including as a result of a significant corporate event or market trends.


         The following description summarizes the material terms of our option plans and the options granted under such option plans.

         o 1996 STOCK OPTION AND INCENTIVE PLAN. The maximum number of shares authorized from options under this Plan is 500,000 ordinary shares.

         o 1997 STOCK OPTION AND INCENTIVE PLAN. The maximum number of shares authorized from options under this Plan is 750,000 ordinary shares.

         o 1998 STOCK OPTION AND INCENTIVE PLAN. The maximum number of shares authorized from options under this Plan is 1,000,000 ordinary shares.

         o 1999 STOCK OPTION AND INCENTIVE PLAN. The maximum number of shares authorized from options under this Plan is 1,000,000 ordinary shares.

         o 2000 MASTER STOCK OPTION PLAN. The maximum number of shares authorized from options under this Plan is 1,000,000 ordinary shares.


         Term. Options generally have a term of ten (10) years but have a shorter term under the old option plans.

         Termination. Termination of the new options may occur if an employee retires, dies, becomes disabled or his/her employment is otherwise terminated or if certain corporate changes or transactions occur. In general, upon termination, your new options will be exercisable, to the extent of the number of options vested and exercisable at the date of such termination, within ninety (90) days of termination. However, in no event can a new option be exercised after its expiration date.

         Exercise Price. The Board of Directors of VocalTec will determine the exercise price at the time the options are granted. For all eligible employees, the exercise price per share will generally be 100% of the fair market value of the ordinary shares on the date of grant, which is equal to the last closing price reported by Nasdaq prior to the date of grant, although the exercise price may be higher in any jurisdiction where a higher price is required in order to qualify such options for favorable tax or accounting treatment.

         Vesting and Exercise. Each stock option agreement specifies the date and period over which the option becomes exercisable. Options granted by us generally vest over a period of four years, either in equal quarterly installments of 6.25% of the option shares, starting three months after the date of grant, or 25% of the option shares are vested one year following option grant, and the remaining 75% vest in equal quarterly installments of 6.25% over the remaining three years. Vesting is conditional upon employee remaining continuously employed by VocalTec or its subsidiaries.

         The vesting schedule for all new options granted under this Offer will be as follows: (a) 34% of the new options will vest six (6) months after the date of grant of the new options; and (b) 8.25% of the new options grant will vest every three (3) months thereafter provided that the employee is and has been an employee of VocalTec or a subsidiary during the vesting period. The vesting schedule for your existing options not tendered for exchange under the Offer will remain unchanged and options other than those granted under this Offer will contain one of VocalTec's standard four-year vesting schedules. It must be noted that regardless of whether the options you tender for exchange are unvested or partially or fully vested, the new options you receive will be subject only to the new vesting schedule as detailed above.

         Exercise and Payment of Exercise Price. Exercise of an option grant, in whole or in part, is performed by delivery of a written notice to us of such election and of the number of ordinary shares that you elected to acquire which is accompanied by payment in full of the applicable exercise price. Permissible methods of payment of the option exercise price generally include cash, certified check, a reduction in the amount of employee liability, or a combination of the foregoing methods.

         Adjustments upon Certain Events. In case of any increase, reduction or change or exchange of shares for a different number or kind of shares or other securities by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, dividend or other distribution (whether in the form of cash, stock or other property), stock split or reverse stock split, spin off, combination or exchange of shares, change in corporate structure or otherwise, appropriate adjustment will be made by the Board of Directors at its sole discretion, whose determination will be final, with regard to the number of shares which may be purchased under the option plans, and the number of shares and option exercise price per share which may be purchased under the options.

         Termination of Employment. If, for any reason, you are not an employee of VocalTec or any of its subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you leave, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything from the options that you tendered and which we cancelled, even if such tendered options were partially or fully vested.

         Transferability of Options. Options are not assignable or transferable, except by will or the laws of descent and distribution. In the event of your death, options may be exercised within one year by a person who acquires the right to exercise the options by bequest or inheritance.

         Registration of Option Shares. All ordinary shares issuable upon exercise of options under our option plans including ordinary shares that will be issued upon exercise of new options granted pursuant to this Offer, have been registered under the Securities Act of 1933, as amended, on registration statements on Form S-8 filed with the SEC, with the exception of the shares issuable pursuant to our 2000 Master Option Plan, which have not yet been registered.

         In Israel, VocalTec has received an exemption under Section 15D of the Israeli Securities Law 1968, exempting VocalTec from the requirement of issuing a prospectus in Israel regarding VocalTec's existing option plans.

         Income Tax Consequences. You should refer to Section 14 of the Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of acceptation or rejection the new options under this Offer. If you are an employee based in Israel, you should refer to
Section 15 of this Offer to Exchange for a discussion of income tax consequences of the new options and the options tendered for exchange for employees in Israel. For all employees, including employees in other non-U.S. countries, we recommend that you consult with you own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

         Our statements in this Offer to Exchange concerning our option plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to all provisions of our option plans and the forms of stock option agreements under the option plans. Please contact us at VocalTec Communications Ltd., 2 Maskit Street, Herzeliya Pituach, 46733 Israel, to receive a copy of any of our option plans, and the current forms of stock option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

10.      Information concerning VocalTec

         Our principal executive offices are located at 2 Maskit Street, Herzeliya Pituach, 46733 Israel. Our telephone number is (+972) 9-970-7800.

         We are a leading provider of Internet telephony solutions for communications carriers worldwide. These solutions are open, standards-based systems that leverage the power and flexibility of Voice Over IP technology. We also offer enhanced Web-based multimedia communications services. We are credited with pioneering the commercial Internet telephony industry with the introduction of the consumer client software program, Internet Phone(R), in 1995. Since then, we have developed and introduced full end-to-end solutions targeted primarily to telecommunications companies and other service providers, such as competitive local exchange carriers, alternative carriers, telephony wholesalers, Internet telephony service providers and clearinghouses. Additional information about VocalTec is available from the documents described in Section 19.

11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of June 1, 2001, our executive officers and directors (8 persons) as a group held options outstanding under our option plans to purchase a total of 955,000 shares, which represented approximately 29% of the shares subject to all options outstanding under the option plans as of that date.

         Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of VocalTec or our directors or executive officers, engaged in transactions involving the options or our ordinary shares during the 60 days prior to this Offer to Exchange. Other than periodic purchases pursuant to the provisions of our option plans and ordinary course grants of stock options to employees, there have been no agreements, arrangements or understandings between us and any of our executive officers, directors affiliates or any other person relating to the options.

         We expect that most of our eligible officers will participate in the Offer and exchange some or all of their eligible options, subject to shareholder approval in the cases of Elon Ganor and Ami Tal, which will be requested at our next annual general meeting of shareholders.

12. Status of Options Tendered in the Offer; Accounting Consequences of the Offer.

         Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the option plans pursuant to which they were originally granted. To the extent these shares are not fully allocated for the new options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the Nasdaq rules or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

         We believe that variable award accounting will not be triggered and thus we will not have to record any compensation expenses as a result of the cancellation of the existing options and issuance of new options since:

         o We will cancel the existing options and issue new options more than 186 days later with an exercise price equal to the market price of the share on the date of the issue of the new option.

         o We will not protect our employees against any increases in the market price of the share in the period between the cancellation date and the date on which we issue the new options.

13.      Legal Matters; Regulatory Approvals

         We are not aware of any action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7. We will not grant any new options if we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is at least 186 days from the date that we cancel the options accepted for exchange in which period we currently expect to grant the new options.

14.      Material U.S. Federal income Tax Consequences

         General. The following is a general summary of certain U.S. federal income tax consequences of the exchange of options pursuant to the Offer to Exchange. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. The following summary also does not address any aspect of state, local, or non-U.S. tax laws. We recommend that you consult your tax advisor with respect to the country, state and local tax consequences of participating in the Offer.

         Effect of Option Exchanges. If you exchange one or more existing options for new options, you should not be required to recognize income for United States federal income tax purposes at the time of the exchange.

         You should note, however, that if one or more of the options you exchange are incentive stock options, it is possible that, due to Tax Code limitations, you might receive in exchange new options that are treated as incentive stock options as to a fewer number of shares than covered by the incentive stock options you tendered. Under the Tax Code, options cannot qualify as incentive stock options to the extent that the fair market value of shares as to which the options become exercisable for the first time during any calendar year exceeds $100,000, based on the fair market value of a share on the date of grant of the options (the fair market value will be the same as the exercise price of the option). Thus, whether the Tax Code limitation may be exceeded depends upon the number of shares subject to any incentive stock options you tender, the fair market value of the shares on the date of grant of the new options you receive in exchange, and the vesting schedule that applies to the new options. As noted above, (a) 34% of the new options will vest six (6) months after the date of grant of the new options; and (b) 8.25% of the new options granted will vest every three (3) months thereafter provided the optionee remains an employee. To the extent that the Tax Code's incentive stock option limitation is exceeded, the new options will be treated as nonqualified stock options under the option plans. The tax consequences associated with incentive stock options and nonqualified stock options are discussed below.

         Effect of Not Tendering Options. We believe that the option exchange program will not change the U.S. federal income tax treatment of your stock options (or sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program with respect to some or all of the options you hold. However, with respect to any incentive stock options that you do not tender, it is possible that the IRS could seek the treat the option exchange program as resulting in a "modification" of such options. A successful assertion by the IRS of this position could cause any incentive stock options that you do not tender to be treated as nonqualified stock options and/or change the "date of grant" of such options under the Tax Code for purposes of determining how long shares acquired upon exercise of such options must be held in order to receive favorable tax treatment under the tax rules applicable to incentive stock options.

         YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING (OR NOT PARTICIPATING) IN THE OFFER TO EXCHANGE.

         Incentive Stock Options. Under current law, you will not realize ordinary income upon the grant or timely exercise of an incentive stock option. Exercise of an incentive stock option will be timely if made during its term and if you remain an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the incentive stock option and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee). Exercise of an incentive stock option will also be timely if made by the legal representative of an optionee who dies (i) while in the employ of the Company or a subsidiary or (ii) within three months after termination of employment. The tax consequences of an untimely exercise of an incentive stock option will be determined in accordance with the rules applicable to the exercise of a nonqualified stock option as discussed below.

         Nonqualified Stock Options. Under current law, you will not realize ordinary income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as ordinary income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of ordinary income taxable to you.

         Capital Gains and Losses. The subsequent sale of the shares acquired pursuant to the exercise of an incentive stock option or a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

         YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF RECEIVING AND EXERCISING OPTIONS ASSOCIATED WITH THE OFFER TO EXCHANGE.

15.      Material Tax Consequences for Employees who are Residents in Israel

         The following is a general summary of the material Israeli income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Israeli Income Tax Ordinance (new Version) as of the date of the Offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         Option holders who exchange outstanding options for new options should not be required to recognize income for Israeli income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. However, since we have not requested an advance ruling and we are not aware of any ruling or decision of any kind from any authority on this issue, it is possible that the Israeli tax authorities will treat this option exchange program differently. WE ADVISE ALL OPTION HOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION (OR NON-PARTICIPATION) IN THE OFFER TO EXCHANGE.

         All benefits arising from issuance of securities, including options, to VocalTec's employees are subject to income tax as employment income upon issuance (options are generally taxed upon exercise), according to the Israeli Income Tax Ordinance. Section 102 of the Israeli Income Tax Ordinance allows for an alternative tax treatment upon issuance of shares to employees. Section 102 deals with issuance of shares, including rights to acquire shares ("options"). Section 102 stipulates that employment income resulting from issuance of shares shall be postponed to a later date.

         Timing of taxation upon issuance of option shares per Section 102 of the Israeli Income Tax Ordinance is as follows:

         (a) On the date of issuance: The income to the employee upon issuance of the shares shall be exempt from income tax if all of the following conditions are met:

         o The shares are issued in consideration for the employees' waiver of salary.
         o The share certificates are deposited with a trustee for a period of not less than 24 months. ("Trustee" - one who is approved as a trustee by the Israeli Income Tax Commissioner for the purposes of Section 102.)
         o The shares are registered in the name of the trustee in the company's records.
         o The company and the trustee notify the Assessing Officer of the plan of issuance, using the prescribed form authorized for this purpose by the Israeli Income Tax Commissioner, 30 days prior to issuance.

         (b) On the date of sale: The sale of shares by the trustee (on behalf of the trustee), or the transfer of shares by the trustee to the employee, shall be deemed a disposition of shares for consideration. ("Consideration"
                  - the price that would be expected from the sale of an asset between a willing vendor and a willing buyer.) Such a sale is subject to capital gain tax, as follows:

                  o The original cost of the shares shall be the cash amount paid by the employee at grant (if any) and upon exercise price.
                  o On the date of sale there will be no income tax exemption under Section 97(c) of the Israeli Income Tax Ordinance (exemption from capital gain tax).
                  o Upon the sale of shares or transfer thereof to the employee, the trustee is required to withhold tax at source at a rate of 30% of the consideration received by the employee from the sale of the shares. The amount shall be remitted to the Assessing Officer within 7 days of the date of the sale of the option shares, or the date of the transfer of option share certificates by the trustee.

         The exemption in Section 102 of the Israeli Income Tax Ordinance will not apply to option shares issued in respect to an employee, if, at the time of the issuance, or as a result of the issuance, the employee is a controlling shareholder (usually, one who holds, directly or indirectly, at least 10% of the outstanding share capital or at least 10% of the voting rights) of the company.

         The exemption will also not apply to an employee who ceases to be an employee of the company within 2 years from the date of issuance, unless he is dismissed, or leaves under other circumstances beyond his control.

         If the conditions for the exemption are not met after the issuance date, then the employee must, within 30 days of noncompliance with the conditions for the exemption, pay the highest of the following alternatives:

         (a) The tax for which the employee would have been liable at the time of issuance, including interest and Consumer Price Index adjustments from the date of issuance until the date of payment of the tax.

         (b) The tax to which the employee would have been subject pursuant to Section 102 (c) of the Israeli Income Tax Ordinance, had the shares been sold at the date the conditions for the exemption were no longer being met.

         (c) The Company generally is entitled to a deduction for Israeli income tax purposes with respect to Section 102, such deduction is allowed only at the time the employee or the trustee actually pays his or her tax liability to the Israeli tax authorities. The amount allowed as a deductible expense for Israeli tax purposes will be equivalent to the "real" (noninflationary) capital gain on which the employees were taxed.

         WE RECOMMENDED THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING (OR NOT PARTICIPATING) IN THE OFFER TO EXCHANGE.

16. Material Tax Consequences for Employees who are Residents in Countries other than the United States or Israel

         Employees who are tax residents in countries other than the U.S. or Israel, are urged to consult with an independent tax advisor to determine the tax and social insurance implications of this Offer under the laws of the applicable country.

17.      Extension of the Offer; Termination; Amendment

         We may at any time and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the option holders.

         In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

         As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options to be exchanged or surrendered in the Offer.

         We may amend the Offer at any time by publicly announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 6:00 a.m., local time in your principal place of employment, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

         If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

          o we increase or decrease what we will give you in exchange for your options; or

          o we increase or decrease the number of options eligible to be exchanged in the Offer.

         If the Offer is scheduled to expire within less than ten (10) business days from the date we notify you of such an increase or decrease, we will also extend the Offer for a period of ten (10) business days from the date the notice is published.

18.      Fees and Expenses

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

19.      Additional Information

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits and the Annual report on Form 20-F for the fiscal year ended December 31, 2000, filed with the SEC on July 2, 2001. These filings and our other SEC filings may be obtained at the following SEC public reference rooms:

450 Fifth Street, N.W.      7 World Trade Center      500 West Madison Street
      Room 1024                   Suite 1300                Suite 1400
Washington, D.C. 20549    New York, New York 10048    Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Copies of these materials may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our ordinary shares are quoted on the Nasdaq National Market under the symbol "VOCL," and our SEC filings can be read at the following Nasdaq address:

                             Nasdaq Operations
                            1735 K Street, N.W.
                           Washington, D.C. 20006

         Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost by writing to us at VocalTec Communications Ltd., 2 Maskit Street, Herzeliya Pituach, 46733 Israel, or telephoning the Human Resources Department, at (+972) 9-970-8510.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about VocalTec should be read together with the information contained in the documents to which we have referred you.

20.      Forward Looking Statements; Miscellaneous.

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and section 21E of the Securities Exchange Act. When used in this Offer to Exchange, the words "anticipate," "believe", "estimate", "expect", "intend" and "plan" as they relate to VocalTec or our management are intended to identify these forward looking statements. The documents filed by us with the SEC, including our annual report on Form 20-F, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, management of potential growth, risks of new business areas, international expansion, business combinations, dependence on a limited number of large sales and a limited number of products, risks related to the need to develop, introduce and market new products and services, risks related to rapid growth and expansion and risks related to our dependence on third parties for components to build our systems, fluctuations in operating results, volatility of share price, risks relating to our location in Israel, including the availability of government benefits and other factors beyond our control. We undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of the option holders residing in such jurisdiction.


                                         VocalTec Communications Ltd.


July 5, 2001


                                 SCHEDULE A

           INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS

                      OF VOCALTEC COMMUNICATIONS LTD.

                            AS OF JUNE 25, 2001

         The directors and executive officers of VocalTec Communications Ltd. and their positions and offices as of June 25, 2001, are set forth in the following table:

      Name                     Position and Offices Held
      Dr. Elon A. Ganor        Chairman of the Board of Directors and  Chief
                               Executive Officer
      Ami Tal                  Executive Vice President of Global Sales
                               and Director
      Yoav Chelouche           Director
      Lior Haramaty            Director
      Rami Kalish              Director
      Douglas Dunn             Director
      Rina Shainski            Director
      Hugo Goldman             Chief Financial Officer
      Ira Palti                Chief Operating Officer

         The address of each director and executive officer is: c/o VocalTec Communications Ltd., 2 Maskit Street, Herzeliya Pituach, 46733 Israel.